EXHIBIT 99.1

Additional Financial Information (Unaudited)

The following additional financial information is provided based upon the continuing interest of certain stockholders and creditors to assist them in understanding our core manufacturing business and as such, includes certain non-GAAP financial measures.

Condensed Statements of Operations

Navistar International Corporation (with financial services operations on a pre-tax equity basis)

	Three Months Ended January 31,
	2008	2007
(in millions)
Sales of manufactured products, net	$2,860	$3,050

Costs of products sold	2,451	2,605
Selling, general and administrative expenses	293	274
Engineering and product development costs	82	103
Other expenses, net	51	99

Total costs and expenses	2,877	3,081

Income (loss) before income taxes—Manufacturing operations	(17)	(31)
—Financial services operations	(25)	56

Income (loss) before income taxes	(42)	25
Income tax expense	(11)	(13)

Net income (loss)	$(53)	$12

E-7

Condensed Statements of Assets, Liabilities and Stockholders’ Deficit

Navistar International Corporation (with financial service operations on a pre-tax equity basis)

	As of
	January 31, 2008	October 31, 2007
(in millions)
Cash and cash equivalents	$512	$716
Marketable securities	21	6
Accounts receivables	640	788
Inventories	1,460	1,380
Investments in and advances to financial services affiliates	363	397
Investments in and advances to non-consolidated affiliates	168	154
Property and equipment, net	1,908	1,980
Goodwill and intangible assets, net	627	639
Other assets	286	325
Deferred taxes, net	112	123

Total assets	$6,097	$6,508

Accounts payable	$1,875	$1,888
Postretirement benefits liabilities	1,241	1,310
Debt—manufacturing operations	1,945	2,028
Other liabilities	1,838	2,016
Stockholders’ deficit	(802)	(734)

Total liabilities and stockholders’ deficit	$6,097	$6,508

E-8

Condensed Statements of Cash Activities

Navistar International Corporation (with financial services operations on a pre-tax equity basis)

	Three Months Ended January 31,
	2008	2007
(in millions)
Cash flow from operating activities:
Net income (loss)	$(53)	$12
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	77	78
Depreciation of equipment held for or under lease	10	10
Deferred taxes	11	26
Equity in loss (income) of financial services operations	25	(56)
Equity in income of non-consolidated affiliates	(24)	(22)
Dividends from financial services operations	15	—
Dividends from non-consolidated affiliates	12	28
Other, net	(163)	(558)

Net cash used in operating activities	(90)	(482)

Cash flow from investing activities:
Purchases of marketable securities	(25)	(127)
Sales or maturities of marketable securities	10	260
Net change in restricted cash and cash equivalents	2	(25)
Capital expenditures	(36)	(93)
Purchase of equipment held for or under lease	(4)	(6)
Acquisitions, net of cash acquired	—	(7)
Other investment activities	20	(3)

Net cash used in investing activities	(33)	(1)

Net cash used in financing activities	(78)	(281)
Effect of exchange rate changes on cash and cash equivalents	(3)	4

Decrease in cash and cash equivalents	(204)	(760)
Cash and cash equivalents at beginning of the period	716	1,078

Cash and cash equivalents at end of the period	$512	$318

E-9